EXHIBIT 23.0

CONSENT OF MONROE SHINE & CO., INC.

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417 and 333-166430) of our report dated December 29, 2015 contained in the annual report for the year ended September 30, 2015 appearing in this Form 10-K.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
December 29, 2015